UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

SENSIENT TECHNOLOGIES CORPORATION
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR MASTER FUND, LTD.
EVENT DRIVEN PORTFOLIO, A SERIES OF UNDERLYING FUNDS TRUST
FRONTFOUR CAPITAL CORP.
FRONTFOUR OPPORTUNITY FUND LTD.
STEPHEN LOUKAS
DAVID A. LORBER
ZACHARY GEORGE
JAMES R. HENDERSON
JAMES E. HYMAN
WILLIAM E. REDMOND, JR.

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

FrontFour Capital Group LLC together with the other Participants named herein (collectively, “FrontFour”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2014 annual meeting of shareholders (the “Annual Meeting”) of Sensient Technologies Corporation.  FrontFour has filed a definitive proxy statement and an accompanying GREEN proxy card with the SEC with regard to the Annual Meeting.

Item 1:  On April 14, 2014, FrontFour issued the following press release:

LEADING PROXY ADVISORY FIRM GLASS LEWIS RECOMMENDS SENSIENT SHAREHOLDERS VOTE THE GREEN PROXY CARD TO ELECT FRONTFOUR’S DIRECTOR NOMINEES AT THE 2014 ANNUAL MEETING

Gives Sensient an “F” Grade on Executive Compensation and Concurs with FrontFour on Sensient’s Governance and Operational Shortfalls

GREENWICH, Conn., April 14, 2014  -- FrontFour Capital Group LLC, together with its affiliates (“FrontFour”), today announced that leading proxy advisory firm, Glass Lewis & Co., LLC (“Glass Lewis”),  has recommended that shareholders of Sensient Technologies Corporation (the “Company” or “Sensient”), vote on FrontFour’s GREEN proxy card to elect three of FrontFour’s highly qualified nominees, James R. Henderson, Stephen E. Loukas and William E. Redmond, Jr., to the board of directors of Sensient (the “Board”) at the Company’s upcoming annual meeting of shareholders, scheduled to be held on April 24, 2014 (the “Annual Meeting”).   Glass Lewis recommended that shareholders “DO NOT VOTE” on the Company’s white proxy card.

As previously noted, Institutional Shareholder Services, Inc. (“ISS”), another leading proxy advisory firm, who recommended last week to WITHHOLD votes from the entire Board, also recommended to shareholders, who preferred to send a stronger message than simply withholding on the management card, to register their concern about the Board’s poor governance practices and need for stronger independence from management by voting for FrontFour’s fourth nominee James E. Hyman on the GREEN proxy card.  TOGETHER, THE TWO LEADING PROXY ADVISORY FIRMS HAVE NOW RECOMMENDED VOTES FOR ALL FOUR OF FRONTFOUR’S DIRECTOR NOMINEES.

FrontFour urges all shareholders to follow Glass Lewis’ recommendations for change by voting the GREEN proxy card today to elect all of FrontFour’s highly qualified nominees - James R. Henderson, James E. Hyman, Stephen E. Loukas and William E. Redmond, Jr. – to the Board at the Annual Meeting.

In issuing its recommendation, Glass Lewis noted the following key concerns:

➢	The Company Has Underperformed.

o
“While the Company generated positive shareholder return over each of the periods reviewed, we believe its significant underperformance relative to the peer average and sector index over the three- and five-year periods suggests the current management team has underperformed. Further, the board’s attempt to show favorable performance using total shareholder return over longer periods, absolute returns and its history of dividend payments is less relevant in assessing the effectiveness of the current management team, in our view.”

o
“In our view, while the Company’s gross profit margins and EBITDA margins have improved over the last three years, its underperformance relative to its peers lends credence to the Dissident’s position that the Company’s operations are inefficient and in need of a disciplined restructuring approach.”

o
“…the Company has a poor track record of meeting operation margin projections in the Flavors & Fragrances division. As noted by the Dissident, since 2009 the Company has offered guidance of improving operating margins in that division while actual operating margins declined from 16.1% in 2009 to 13.9% in 2013.”

➢	The Company Has Been Deficient in Aligning Pay With Performance.

o
“Regarding compensation, the Company received pay-for-performance grades of F, D and D in Glass Lewis’ pay-for-performance analysis in fiscal years 2013, 2012 and 2011, respectively, indicating deficiency in linking executive pay to corporate performance.”

o
“The members of the compensation committee have the responsibility of reviewing all aspects of the compensation program for the Company’s executive officers; in our opinion, the committee may not be effectively serving shareholders in this regard.”

•	Recent Corporate Reforms Appear Reactionary.

o
“in our view, the recently announced strategic initiatives, share repurchase and governance changes, appear to be a reaction to the Dissident’s engagement, drawing into question the incumbent board’s motivation to ensure shareholder value is being maximized in the absence of direct threat to their tenure.”

In conclusion, Glass Lewis noted, “we believe the Dissident presents a compelling argument that the Company is not being run as optimally as its shareholders would prefer and that the board has accepted and rewarded mediocre performance. The Dissident proposes actionable suggestions to improve performance that augment the Company’s current strategic plan, including a more aggressive cost cutting approach, targeted R&D spending and additional production facility consolidation. Further, given the long average tenure of the incumbent directors, we believe adding Dissident nominees to the board would bring fresh outside perspective.”

With respect to the Company’s nominees, Glass Lewis remarked:

 “…Mr. Kenneth Manning is the longest serving director of the Company and the familiar relationship between Messrs. Kenneth Manning and CEO Paul Manning could diminish the ability of independent board members to oversee the Company. Ms. Whitelaw has served on the board for more than 20 years, the longest tenure of any current director other than Mr. Kenneth Manning, and serves on the compensation committee. In addition, Mr. Croft is the next longest serving member of the board, with a tenure of 17 years, and is also chairman of the compensation committee. Notably, Ms. Whitelaw and Mr. Croft served on the compensation committee in each of the last three years, during periods when the Company consistently failed to fairly link executive compensation with Company performance. While the incumbent board has recently taken steps to reform compensation practices, we believe shareholders should be concerned by the inertia exhibited by these directors in addressing compensation deficiencies.”

In recommending that shareholders vote on the GREEN proxy card to elect three of FrontFour’s highly qualified nominees, James R. Henderson, Stephen E. Loukas and William E. Redmond, Jr., Glass Lewis also noted:

“Here, we believe Mr. Redmond offers considerable relevant operating experience in the chemicals manufacturing industry as well as public company transaction experience. Mr. Henderson has operating experience and has overseen a restructuring program at School Specialty, Inc. Mr. Loukas offers considerable financial and transaction experience that could also be of value to the board as it evaluates additional restructuring initiatives and he represents a 1.5% equity stake in the Company. Together, these Dissident nominees would provide fresh perspective, oversight and operational expertise to the board, in our opinion.”

In recommending that shareholders seeking to send a stronger message vote on the GREEN proxy card to elect FrontFour’s fourth nominee, ISS noted in its report that, “dissident nominee James E. Hyman, currently CEO of TestAmerica Laboratories, Inc., the nation’s largest advanced testing laboratory network, has served on 2 public company boards and is likely to bring a usefully broader perspective on the value of good governance practices and board independence from management.”

FRONTFOUR URGES ALL SHAREHOLDERS TO VOTE THE GREEN PROXY CARD TODAY TO ELECT FRONTFOUR’S HIGHLY QUALIFIED DIRECTOR NOMINEES.

Shareholders who have any questions, or require assistance with their vote, should contact FrontFour’s proxy solicitor, Okapi Partners LLC, at (212) 297-0720 or (877) 566-1922, or by email at info@okapipartners.com.

Contacts:

Stephen Loukas
FrontFour Capital Group LLC
35 Mason Street, 4th Floor
Greenwich, CT 06830
203-274-9050

Bruce H. Goldfarb/Charles W. Garske/Lisa Patel
Okapi Partners LLC
(212) 297-0720
info@okapipartners.com